Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 11, 2015 on the consolidated balance sheets of Uranerz Energy Corporation (the “Company”) as at December 31, 2014 and 2013 and the related consolidated statements of comprehensive loss, cash flows and changes in equity (deficit) for each of the three years in the period ended December 31, 2014 and our report on the effectiveness of internal control over financial reporting dated March 11, 2015, included in the Company’s Form 10-K for the year ended December 31, 2014, which is incorporated by reference in the Company’s Form S-3 Registration Statement (SEC File No. 333-196686) and Form S-8 Registration Statements (SEC File Nos. 333-129843 and 333-175604).

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

March 11, 2015